Exhibit 99.1

CONTACT:	For Immediate Release

Meg Maise (Corporate Press/Investor Relations)

Take-Two Interactive Software, Inc.

(646) 536-2932

meg.maise@take2games.com

Take-Two Interactive Software, Inc. Provides Financial Update

Launch of BioShock® 2 Now Planned for Fiscal 2010

Conference Call Set for 4:45 pm ET Today

New York, NY — July 13, 2009 — Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced revised revenue and earnings guidance for fiscal 2009.

Take-Two is reducing its fiscal 2009 guidance to reflect several factors, most significant of which is the movement of the launch of BioShock 2 from the fourth quarter of fiscal 2009 to fiscal 2010, in order to provide additional development time for the title. Additionally, Take-Two is updating third quarter and fourth quarter fiscal 2009 guidance to reflect reduced sales of catalog products and lower than anticipated initial retailer orders of new releases, due to a retail environment that is proving even more challenging than the Company’s previous expectations.

Strauss Zelnick, Chairman of Take-Two, stated, “We recognize that our revised outlook for the balance of fiscal year 2009, due to both internal and external factors, is a disappointment.  That said, we concluded that moving the release of BioShock 2 into fiscal year 2010 was the right decision for the product.  We believe the result will be a more compelling consumer experience and a better performing product in the marketplace.  At the same time, near term retail conditions have proven to be more challenging for our business than the assumptions built into our prior outlook.  We remain confident in the long term potential for Take-Two’s business, and our ability to capitalize on that potential through our exceptional creative talent and solid balance sheet.”

Ben Feder, Chief Executive Officer of Take-Two, commented, “The decision to shift a release date is never an easy one, especially with a product as highly anticipated as BioShock 2.  We felt that it was essential to invest the additional time to ensure that this title will deliver what its fans expect and deserve.  As a result, we will now be launching sequels to several of our strongest franchises - including BioShock 2, Mafia II, Max Payne 3 and Red Dead Redemption - during the next fiscal year.  These titles will anchor our lineup for fiscal 2010, and along with other products planned for next year, provide a platform for enhanced financial performance in what we hope will be an improved retail environment.”

Based on preliminary estimates, the Company is providing revised guidance as follows:

	Third quarter ending 7/31/2009	Fourth quarter ending 10/31/2009	Fiscal year ending 10/31/2009
Revenue	$120 to $130 million	$350 to $400 million	$0.96 to $1.0 billion
Non-GAAP EPS	$(0.65) to $(0.75)	$0.30 to $0.40	$(0.80) to $(0.95)
Stock-based compensation expense per share (a)	$0.07	$0.06	$0.24
Expenses related to unusual legal matters per share	$0.02	$0.01	$0.12

(a) The Company’s stock-based compensation expense for the third and fourth quarters and fiscal year 2009 includes the cost of approximately 2 million stock options and 1.5 million shares previously issued to ZelnickMedia that are subject to variable accounting. Actual expense to be recorded in connection with these options and shares is dependent upon several factors, including future changes in Take-Two’s stock price.

Key assumptions and dependencies underlying the Company’s guidance include timely delivery of titles; continued consumer acceptance of the Xbox 360® video game and entertainment system from Microsoft, PLAYSTATION®3 computer entertainment system and Wii™ system from Nintendo; and the ability to develop and publish products that capture market share for these current generation systems while continuing to leverage opportunities on certain prior generation platforms.

Conference Call

Take-Two will host a 20-minute conference call today at 4:45 pm Eastern Time to discuss this news.  The call can be accessed by dialing (877) 407-0984 or (201) 689-8577.  A live, listen-only webcast of the call will be available by visiting http://ir.take2games.com and a replay will be available following the call at the same location.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PLAYSTATION®3 and PlayStation®2 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox 360® video game and entertainment system from Microsoft, Wii™ and Nintendo DS™. The Company publishes and develops products through its wholly owned labels Rockstar Games and 2K, which publishes its titles under 2K Games, 2K Sports and 2K Play. Take-Two also distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our reliance on a primary distribution service provider for a significant portion of our products, our ability to raise capital if needed, risks associated with international operations, the matters relating to the investigation by a special committee of our board of directors of the Company’s stock option grants and the claims and proceedings relating thereto (including stockholder and derivative litigation, actions by governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors) and risks associated with the Company’s concluded process to evaluate its strategic alternatives including stockholder litigation arising therefrom. Other important factors and information are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, in the section entitled “Risk Factors,” as updated in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2009, and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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